Exhibit 99.1

Press Release

Bill Barrett Corporation Announces

30% Increase in Proved Reserves

and Provides 2007 Production and 2008 Guidance

DENVER – January 17, 2008 – Bill Barrett Corporation (NYSE: BBG) announced today certain unaudited operating results for year-end 2007 and certain operating and financial guidance for 2008.

Chairman and Chief Executive Officer, Fred Barrett, commented: “Our successful 2007 development and exploration activities generated year-end estimated proved reserves of 558 billion cubic feet equivalent (Bcfe), which were up 30% from year-end 2006 and up 44% as adjusted for 2007 property sales. The reserve increase was achieved with total estimated capital expenditures of $438 million, or $1.88 per Mcfe added. 2007 production of 61.2 Bcfe was up 17% from 2006, despite shut-in production during the third and fourth quarters of 2007 totaling approximately 3 Bcfe due to lower than acceptable pricing and infrastructure constraints. Over the past three years we have delivered compound average reserve growth of 24% and production growth of 25%, demonstrating both our ability to execute and our commitment to growth.

For 2008, our board has approved a capital budget that ranges between $550 million and $600 million. Expenditures will focus on our three primary development projects in the Uinta, Piceance and Powder River Basins. As a result, we expect to deliver approximately 20% production growth in 2008. Our production guidance of 70 to 77 Bcfe is based solely on our development programs. Beyond our development activities, we are excited to move forward with additional drilling based on the positive 2007 preliminary results at the Yellow Jacket and Blacktail Ridge prospects, as well as continued drilling assessment in Circus. We also look forward to drilling several new prospects during 2008 in the Paradox, Uinta, Wind River and Big Horn Basins. We are very pleased with our 2007 achievements, and we anticipate continued success with our 2008 programs.”

2007 Year-end Estimated Reserves and Production

(The following information is unaudited and preliminary. Audited and final results will be provided in our Annual Report on Form 10-K for the year-ended December 31, 2007 to be filed with the SEC at the end of February 2008.)

Bcfe
2006 year-end estimated proved reserves	428
Divestitures, Williston and other	(42)
2007 estimated production	(61)
Reserve additions, net	233

2007 year-end proved reserves	558

Reserve replacement ratio	382%
3-year average reserve replacement ratio	306%

Year-end estimated proved reserves of 558 Bcfe were 97% natural gas and 3% oil. Further, proved reserves were 59% developed and 41% undeveloped. The present value of proved reserves was estimated at $1.2 billion, before the effect of income taxes, based on the December 31, 2007 natural gas price of $6.04 per MMBtu (Colorado Interstate Gas, or CIG, price), WTI oil price of $92.50 per barrel and a 10% per annum discount rate.

In addition to proved reserves, the Company estimates it has probable and possible resources of 1.4 Tcfe (see Disclosure Statements section below) for total proved, probable and possible resources of approximately 2.0 Tcfe.

Estimated production for 2007 was 61.2 Bcfe and included 94% natural gas and 6% oil. Total production included 1.2 Bcfe from the Williston Basin and other properties sold during 2007. Fourth quarter 2007 production was a Company record at 17.2 Bcfe, up 21% from 14.2 Bcfe in the fourth quarter 2006 and up 17% sequentially.

2007 Estimated Proved Reserves and Production

	Year-ended December 31, 2007		4th Qtr 2007
Basin	Reserves	Production	Production
	(Bcfe)	(Bcfe)	(Bcfe)
Uinta	243.7	25.8	6.8
Piceance	212.2	20.8	7.3
Powder River	47.7	6.0	1.5
Wind River	54.0	7.4	1.6
Other	—	1.2	—

Totals	557.6	61.2	17.2

2007 Full Year Capital Expenditures

(The following information is unaudited and preliminary. Audited and final results will be provided in our Annual Report on Form 10-K for the year-ended December 31, 2007 to be filed with the SEC at the end of February 2008.)

Estimated capital expenditures for 2007 were $438 million. During 2007, the Company did not make any major acquisitions, sold its Williston Basin and other properties for $84 million and received $12 million in proceeds from partners to participate in joint exploration programs on projects assembled by the Company.

2008 Operating and Financial Guidance

Capital Expenditures
Capital expenditures before the effect of major acquisitions or divestitures ($millions)	$550-600

Capital expenditures are expected to be allocated approximately 80% for development, 10% for delineation and 10% for exploration and other and include drilling up to 500 wells. The Company is currently focusing on three core areas that provide significant lower risk, higher return development opportunities, four key exploration projects that are entering the delineation phase and several high potential exploration projects.

Production and Production Costs
Production (Bcfe)	70 - 77
Operating costs per unit ($/Mcfe)
Lease operating	$0.64 -$0.70
Gathering & transportation	$0.54 -$0.59
General & administrative ($million)
Before noncash stock-based compensation	$36 - 38

General Corporate Update

Exploration Brief:

At Blacktail Ridge and Lake Canyon in the Uinta Basin, the Company’s first well in its eight-well 2007 program, the 7-7 BTR, has a current production rate of approximately 300 barrels of oil per day (Bbls/d) after 75 days online. The second well, the 12-36 BTR, tested an average daily rate of 757 Bbls during an initial 5-day test period, a rate essentially equal to, or slightly better than, the 7-7 BTR during a comparable test period. At the Yellow Jacket prospect in the Paradox Basin, the third vertical test well continues to test gas after encouraging gas contents and shale composition were recorded from the Gothic geological cores. The Company is currently acquiring 3-D seismic data and will develop a plan for at least one horizontal test well to be drilled during 2008. At the Circus prospect, the Company continues to test both the Draco and Leviathan wells in the shallower Cretaceous section. At the Draco well, the Company has an established gas rate of 225 Mcfd in the Cody Shale. At the Leviathan well, the Paleozoic zones tested wet, similar to results in the Draco well, and the Company continues to test the Cody Shale.

Commodity Hedges Update:

The Company has hedges in place for approximately 70% of projected 2008 production. It is currently the Company’s strategy to hedge 50% to 70% of production through basis at regional sales points on a forward 12-month basis in order to reduce the risks associated with unpredictable future natural gas and oil prices and to provide certainty for a portion of its cash flow to support its capital expenditure program.

The following table summarizes swap positions as of January 11, 2008:

	Natural Gas		Oil
Period	Volume (MMBtu/d)	Weighted Average Swap Price (CIG or PEPL/MMBtu)	Volume (Bbls/d)	Weighted Average Swap Price (WTI/Bbl)
1Q08	125,000	$6.96	575	$73.84
2Q08	110,000	6.60	575	73.84
3Q08	110,000	6.60	575	73.84
4Q08	86,130	7.00	575	73.84
1Q09	114,000	7.66	375	74.41
2Q09	70,000	6.64	375	74.41
3Q09	70,000	6.64	375	74.41
4Q09	49,445	7.18	375	74.41

In addition, the Company has hedged certain volumes with collar contracts including: one calendar 2008 natural gas collar for 35,000 MMBtu/d at CIG with a floor of $6.50 and ceiling of $10.00; two calendar 2009 oil collars for 525 Bbls/d at WTI with a blended floor of $70.48 and blended ceiling of $81.62; and one calendar 2009 oil collar for 50 Bbls/d at WTI with a floor of $75.00 and a ceiling of $100.00.

2007 Fourth Quarter and Full Year Results to be Released February 26th:

As previously announced, the Company will release its fourth quarter and full year 2007 results on February 26, 2008 before the market opens and hold a webcast and conference call at noon eastern time the same day. Please join Bill Barrett Corporation executive management for the webcast and call for an update on operations and strategy for 2008. The webcast may be accessed at www.billbarrettcorp.com or the call-in number is 800-344-0624 with passcode 30383795. A replay of the call will also be available through February 29, 2008 at call-in number 800-642-1687 with passcode 30383795.

Disclosure Statements

Reserve and resource disclosure:

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable and possible resources, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K, for the year-ended December 31, 2006, and Form 10-Q, for the quarter ended September 30, 2007, available from Bill Barrett Corporation at 1099 18th Street, Suite 2300, Denver, CO 80202. You can also obtain these forms from the SEC by calling 1-800-SEC-0330 or at www.sec.gov.

Forward-looking statements:

This press release contains forward-looking statements, including statements regarding projected results and future events. In particular, the Company is providing “2008 Guidance,” which contain projections for certain 2008 operational and financial results. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2006 filed with the Securities and Exchange Commission, and subsequent filings including our Current Report on Form 8-K, for a list of certain risk factors. Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company including, among other things, exploration drilling and test results, transportation, processing, availability of third party gathering, market conditions, oil and gas price volatility, risks related to hedging activities, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects, the ability to receive drilling and other permits and regulatory approvals, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, risks associated with operating in one major geographic area, the success of Bill Barrett Corporation’s risk management activities, governmental regulations and other factors discussed in the Company’s reports filed with the SEC. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

About Bill Barrett Corporation

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its Website www.billbarrettcorp.com.